Exhibit 99.1

Headquarters Office 13737 Noel Road, Ste.100 Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com

Contacts:
Media:	David Matthews (469) 893-2640 David.Matthews@tenethealth.com
Investors:	Thomas Rice (469) 893-2522 Thomas.Rice@tenethealth.com

Tenet Reports Strongest Volume Growth in Four Years

for Quarter Ended June 30, 2008

Highlights:

•	1.9 percent increase in same-hospital admissions

•	0.4 percent growth in same-hospital paying outpatient visits

•	2.3 percent growth in same-hospital surgeries

•	7.5 percent increase in same-hospital commercial managed care revenues

•	$171 million in same-hospital adjusted EBITDA, an increase of 9.6 percent

•	$42 million in adjusted free cash flow from continuing operations

•	$102 million in capital expenditures in continuing operations

•	$352 million in cash and equivalents at June 30, 2008, up $74 million from March 31, 2008

DALLAS – August 5, 2008 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $15 million, or $0.03 per share, for its second quarter of 2008, compared to a net loss of $30 million, or $0.06 per share, for its second quarter of 2007. Adjusted EBITDA, defined below, for the second quarter of 2008 was $163 million, an increase of 4.5 percent, as compared to $156 million for the second quarter of 2007. Adjusted EBITDA for the second quarter of 2008 excluded $12 million of EBITDA from USC University Hospital, which was moved to discontinued operations, and two other hospitals that were divested during the quarter. The exclusion of USC University Hospital from continuing operations and the impact of a $16 million adverse prior year cost report adjustment related to a pending CMS decision in connection with GME FTE limits and related reimbursement at one of our hospitals reduced continuing operations earnings per share by $0.03 per share.

“I am very pleased with our core, same-hospital growth in admissions as well as the increase in outpatient visits by paying patients,” said Trevor Fetter, president and chief executive officer. “Not only is this the best performance we’ve had in the last four years, it continues an improving trend and demonstrates the increasing effectiveness of our strategies around quality, targeted service lines, and physician relationships.”

“Same-hospital commercial managed care admissions were up 1.3 percent in the eight service lines representing the primary focus of our Targeted Growth Initiative,” said Stephen L. Newman, M.D., chief operating officer. “This growth was aided by net expansion of our active medical staff, which grew by 354 physicians in the second quarter, including 119 physicians at our new hospital in El Paso. We expect the increasing number of physicians on the medical staffs of our hospitals will prove to be a robust leading indicator of our ability to sustain our positive trend in volumes. Pricing increases were also strong in the quarter, with same-hospital net operating revenues from commercial payers growing by 7.5 percent.”

“We produced $42 million in adjusted free cash flow from continuing operations in the quarter,” said Biggs C. Porter, chief financial officer. “We are substantively unchanged in our outlook for 2008, adjusting it only for the reclassification of USC to discontinued operations. We are also maintaining our $1 billion 2009 objective for adjusted EBITDA despite the sales of USC, our interest in Broadlane, and other assets. These asset dispositions have an offsetting positive impact on shareholder value resulting from the reduction in net debt.”

Adjusted EBITDA

Adjusted EBITDA, defined below, was $163 million, or a margin of 7.6 percent of net operating revenues, in the second quarter of 2008. This represents an increase of $7 million, or 4.5 percent, from $156 million in the second quarter of 2007, and a margin decline of 20 basis points as compared to an adjusted EBITDA margin of 7.8 percent in the second quarter of 2007. Adjusted EBITDA was $379 million for the first six months of 2008 as compared to $337 million for the first six months of 2007, an increase of $42 million, or 12.5 percent.

Same-hospital adjusted EBITDA, defined below, was $171 million in the second quarter of 2008, an increase of $15 million, or 9.6 percent, from the $156 million in the second quarter of 2007. Same-hospital adjusted EBITDA margin increased by 30 basis points to 8.1 percent in the second quarter of 2008 as compared to a same-hospital adjusted EBITDA margin of 7.8 percent in the second quarter of 2007.

The two leased hospitals that remain in continuing operations but whose leases will not be renewed reported breakeven adjusted EBITDA in both the second quarters of 2008 and 2007. The results from these two hospitals have been excluded from the calculation of adjusted EBITDA as well as same-hospital adjusted EBITDA. These two hospitals are our Irvine Regional Hospital and Medical Center and Community Hospital of Los Gatos. The leases on these hospitals expire in February and May 2009, respectively. The results from these two hospitals will be excluded from the calculation of adjusted EBITDA in future quarters as well.

Adjusted EBITDA is a non-GAAP term defined by the Company as net income (loss) before: (1) the cumulative effect of changes in accounting principle, net of tax; (2) income (loss) from discontinued operations, net of tax; (3) income (loss) from leased hospitals whose leases will not be renewed; (4) income tax (expense) benefit; (5) net gains (losses) on sales of investments; (6) minority interests; (7) investment earnings; (8) interest expense; (9) litigation and investigation (costs) benefit; (10) hurricane insurance recoveries, net of costs; (11) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries; (12) amortization; and (13) depreciation. A reconciliation of net income (loss) to “adjusted EBITDA” is provided in Table #1 at the end of this release.

Same-Hospital Data

Same-hospital data excludes the impact of two hospitals: (1) Coastal Carolina Medical Center, which we acquired on June 30, 2007; and (2) Sierra Providence East Medical Center, in El Paso, which opened on May 21, 2008. Same-hospital data is the primary form of tabular data presentation in the narrative sections of this document.

Total-hospital data, including the contribution of Coastal Carolina Medical Center and Sierra Providence

East Medical Center, is provided in the tabular presentation of data at the end of this document. As a result of this approach, certain amounts in the narrative section of this document will not tie to amounts in the condensed consolidated statement of operations.

At June 30, 2008, there were 52 hospitals in total-hospital continuing operations, a net decline of two hospitals from the 54 hospitals reported in total-hospital continuing operations at March 31, 2008. This change reflects the addition of Sierra Providence East Medical Center in El Paso, the sale of two hospitals, Garden Grove Hospital and Medical Center and San Dimas Community Hospital, both in California, and their reclassification into discontinued operations, and the reclassification of USC University Hospital into discontinued operations as a result of the anticipated divestiture of this hospital.

Continuing operations, both total-hospital and same-hospital, include the results from Irvine Regional Hospital and Medical Center and Community Hospital of Los Gatos. We previously announced our intent not to renew those leases. These two hospitals will remain in continuing operations until their respective leases expire.

Admissions, Patient Days and Surgeries

		Same-Hospital Continuing Operations
Admissions, Patient Days and Surgeries		Q2’08	Q2’07	Change (%)
Commercial Managed Care Admissions		37,381	38,229	(2.2)
Governmental Managed Care Admissions		27,685	23,864	16.0
Medicare Admissions		40,600	40,991	(1.0)
Medicaid Admissions		15,867	16,252	(2.4)
Uninsured Admissions		5,979	5,724	4.5
Charity Care Admissions		2,497	2,479	0.7
Other Admissions		3,439	3,389	1.5
Total Admissions		133,448	130,928	1.9
Admissions excluding Charity + Uninsured		124,972	122,725	1.8
Charity Admissions + Uninsured Admissions		8,476	8,203	3.3
Admissions through Emergency Department		74,025	72,143	2.6
Commercial Managed Care Admits / Total Admits	(%)	28.0	29.2	(1.2	)(a)
Emergency Department Admissions / Total Admits	(%)	55.5	55.1	0.4	(a)
Uninsured Admissions / Total Admissions	(%)	4.5	4.4	0.1	(a)
Charity Admissions / Total Admissions	(%)	1.9	1.9	—	(a)
Surgeries – Inpatient		40,267	39,901	0.9
Surgeries – Outpatient		53,386	51,613	3.4
Surgeries – Total		93,653	91,514	2.3
Patient Days – Total		657,451	649,207	1.3
Adjusted Patient Days (b)		949,829	930,147	2.1
Patient Days – Commercial Managed Care		148,419	153,096	(3.1)
Average Length of Stay	(days)	4.9	5.0	(0.1	)(a)
Adjusted Patient Admissions (b)		194,104	188,775	2.8

(a)	This change is the difference between the Q2’08 and Q2’07 amounts shown
(b)	“Adjusted Patient Days / Admissions” represents actual patient days / admissions adjusted to include outpatient services by multiplying actual patient days / admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

All regions achieved admissions growth of 2.5 percent, or better, with the exception of our Southern States Region, which experienced an admissions decline of 1.4 percent in the second quarter of 2008. Florida’s admissions growth was particularly strong with admissions increasing by 3.0 percent. Growth was also strong in Philadelphia with admissions increasing by 5.1 percent in the second quarter.

Outpatient Visits

		Same-Hospital Continuing Operations
Outpatient Visits		Q2’08	Q2’07	Change (%)
Total OP Visits		959,839	962,420	(0.3)
Uninsured OP Visits		100,733	104,486	(3.6)
Uninsured OP Visits / Total OP Visits	(%)	10.5	10.9	(0.4	)(a)
Charity Care OP Visits		4,857	6,886	(29.5)
Charity Care OP Visits / Total OP Visits	(%)	0.5	0.7	(0.2	)(a)
OP Visits excluding Charity and Uninsured		854,249	851,048	0.4
OP Surgery Visits		53,386	51,613	3.4
Commercial Managed Care OP Visits		359,823	366,512	(1.8)
Commercial OP Visits / Total Visits	(%)	37.5	38.1	(0.6	)(a)

(a)	This change is the difference between the Q2’08 and Q2’07 amounts shown

Excluding uninsured and charity outpatient visits, outpatient visits increased by 0.4 percent in the second quarter of 2008 as compared to the second quarter of 2007. Our growth in outpatient visits continues to be adversely impacted by increasing competition from physician-owned entities providing outpatient services. Approximately half the large 29.5 percent decline in charity visits is attributable to the recent expansion of a county government clinic near one of our hospitals.

Imaging visits declined by 7,361, or 3.1 percent, more than fully accounting for the total decline of 2,581 outpatient visits. This was largely the result of volume losses to a growing number of competing retail imaging centers.

The 3.4 percent increase in outpatient surgery volume included a 28 percent increase in volumes at our freestanding ambulatory surgery centers.

Revenues

Revenues		Same-Hospital Continuing Operations
($ in millions)		Q2’08	Q2’07	Change (%)
Net Operating Revenues		2,175	2,054	5.9
Net Patient Revenue from Commercial Managed Care		886	824	7.5
Revenues from the Uninsured		159	156	1.9
Charity Care Gross Charges (a)		145	150	(3.3)
Provision for Doubtful Accounts (“Bad Debt”)		153	142	7.7
Uncompensated Care (b)		298	292	2.1
Uncompensated Care / (Net Operating Revenues plus Charity Care Gross Charges) (b)	(%)	12.8	13.2	(0.4	)(c)

(a)	Charity Care Gross Charges are not included in Net Operating Revenues
(b)	“Uncompensated Care” is a non-GAAP measure defined as Charity Care Gross Charges plus Provision for Doubtful Accounts
(c)	This change is the difference between the Q2’08 and Q2’07 amounts shown

Net operating revenues for the second quarter of 2008 were adversely impacted by a $22 million change in prior year cost report and valuation allowance adjustments resulting from the net impact of unfavorable cost report adjustments of $9 million in the second quarter of 2008 compared to favorable cost report adjustments of $13 million in the second quarter of 2007. The principal reason for the net negative cost report adjustments in the second quarter of 2008 was a $16 million adverse adjustment related to a pending CMS decision in connection with GME FTE limits and related reimbursement at one of our hospitals. We are pursuing a reversal of CMS’s position on this matter. Excluding these cost report adjustments from both quarters, same-hospital net operating revenues would have increased by $143 million, or 7.0 percent, from the second quarter of 2007 to the second quarter of 2008.

Pricing

Pricing	Same-Hospital Continuing Operations
($)	Q2’08	Q2’07	Change (%)
Net Inpatient Revenue per Admission	10,753	10,502	2.4
Net Inpatient Revenue per Patient Day	2,183	2,118	3.1
Net Outpatient Revenue per Visit	694	635	9.3
Net Patient Revenue per Adjusted Patient Admission	10,824	10,520	2.9
Net Patient Revenue per Adjusted Patient Day	2,212	2,135	3.6
Managed Care: Net Inpatient Revenue per Admission	11,414	10,805	5.6
Managed Care: Net Outpatient Revenue per Visit	810	742	9.2

Pricing improvement was evident across all key metrics, primarily reflecting the improved terms of our commercial managed care contracts. Inpatient pricing in the second quarter of 2008 was adversely affected by the $16 million adverse adjustment that, as described above, is related to a pending CMS decision in connection with GME FTE limits and related reimbursement at one of our hospitals.

Outpatient pricing outpaced the growth in inpatient pricing due to an improving mix of procedures performed in our outpatient facilities.

Controllable Operating Expenses

		Same-Hospital Continuing Operations
Controllable Operating Expenses		Q2’08	Q2’07	Change (%)
Salaries, Wages & Benefits	($mm)	959	913	5.0
Supplies	($mm)	390	359	8.6
Other Operating Expenses	($mm)	502	484	3.7
Total Controllable Operating Expenses	($mm)	1,851	1,756	5.4
Rent / Lease Expense (a)	($mm)	38	38	—
Unit Cost Statistics
Salaries, Wages & Benefits per Adjusted Patient Day	($)	1,010	982	2.9
Supplies per Adjusted Patient Day	($)	411	386	6.5
Other Operating Expenses per Adjusted Patient Day	($)	528	520	1.5
Total Controllable Operating Expenses per Adjusted Patient Day	($)	1,949	1,888	3.2

(a)	Included in Other Operating Expenses

On a per adjusted patient day basis, the 3.2 percent increase in controllable operating expenses is within our outlook of 3.0 to 3.5 percent for 2008.

On a per adjusted patient day basis, salaries, wages and benefits increased 2.9 percent in the second quarter of 2008 as compared to the second quarter of 2007. This increase is primarily due to merit increases for our employees, increased annual incentive compensation costs and increased health benefits costs, partially offset by a decline in full-time employee headcount and contract labor expense, and improved workers’ compensation loss experience.

Supplies expense per adjusted patient day increased by 6.5 percent in the second quarter of 2008 as compared to the second quarter of 2007. The increase in supplies expense is primarily due to the increased number of surgeries as well as higher costs for implants and pacemakers, reflecting both technology improvements and inflationary price increases. The increase in supplies expense was partially offset by lower cardiovascular and pharmaceutical supply costs, resulting from a decline in cardiovascular procedures and our initiatives to use more cost-effective pharmaceuticals. The increase in supplies expense is offset by revenue growth, including pass-through payments we receive from certain payers.

“Other Operating Expenses” per adjusted patient day increased by 1.5 percent in the second quarter of 2008 as compared to the second quarter of 2007. The increase is primarily due to the higher physician fees and contracted services, partially offset by lower information systems implementation costs, lower malpractice expense, and increased volume levels. Growth in our patient volumes reduces other operating expenses on a per adjusted patient day basis as a result of fixed costs in this expense category that do not fluctuate with changes in our patient volumes such as utilities, property taxes, rent, certain information technology costs and certain contracted services.

The “Other Operating Expenses” line item includes malpractice expense which was $39 million in the second quarter of 2008 compared to $45 million in the second quarter of 2007. This decrease is primarily attributable to improved claims experience partially offset by $3 million of incremental expenses related to a lower interest rate environment that increased the discounted present value of projected future liabilities.

Provision for Doubtful Accounts

		Same-Hospital Continuing Operations
Bad Debt		Q2’08	Q2’07	Change (%)
Provision for Doubtful Accounts (“Bad Debt”)	($mm)	153	142	7.7
Bad Debt / Net Operating Revenues	(%)	7.0	6.9	0.1	(a)
Collection Rate from Self-Pay	(%)	36	35	1.0	(a)
Collection Rate from Managed Care Payers	(%)	98	98	—	(a)

(a)	This change is the difference between the Q2’08 and Q2’07 amounts shown

Our provision for doubtful accounts increased primarily due to higher uninsured revenues, pricing increases and improved charge capture in our emergency departments. The adverse impact from these pressures on our bad debt expense were partially mitigated by higher collections at point-of-service and improved collection trends primarily related to self-pay accounts.

Accounts Receivable

Consolidated accounts receivable were $1.450 billion at June 30, 2008, and $1.468 billion at March 31, 2008. Accounts receivable days outstanding from continuing operations were 53 days at June 30, 2008, flat compared to March 31, 2008 and December 31, 2007.

Cash Flow

Cash and cash equivalents were $352 million at June 30, 2008, an increase of $74 million from $278 million at March 31, 2008. Adjusted Free Cash Flow, defined below, was positive $39 million in the second quarter of 2008 compared to negative $6 million in the second quarter of 2007.

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash flows provided by (used in) operating activities less capital expenditures in continuing operations, new and replacement hospital construction expenditures, income tax refunds (payments), net cash provided by operating activities from discontinued operations, cash flows from hospitals whose leases will not be renewed, and payments against reserves for restructuring charges and litigation costs and settlements. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is provided in Table #2 at the end of this release.

Significant cash receipts and disbursements in the second quarter of 2008 included:

(1)	$60 million in proceeds from the sale of facilities and other assets related to discontinued operations;

(2)	Capital expenditures of $110 million, consisting of $102 million in continuing operations and $8 million in discontinued operations;

(3)	$70 million in interest payments;

(4)	$22 million in principal payments (excluding interest of $2 million) related to the Company’s 2006 civil settlement with the federal government;

(5)	Net income tax payments of $4 million; and,

(6)	$3 million payment to acquire a surgery center now affiliated with the Company’s John F. Kennedy Memorial Hospital in California.

Net cash provided by operating activities was $123 million in the second quarter of 2008 as compared to $285 million in the second quarter of 2007, a decline of $162 million. Factors contributing to the decline in cash provided by operating activities in the second quarter of 2008 compared to the second quarter of 2007 include the following:

(1)	Net income tax refunds of $169 million were received in the second quarter of 2007 compared to payments of $4 million in the second quarter of 2008;

(2)	Payments of $24 million ($22 million in principal and $2 million in interest) in the second quarter of 2008 related to our 2006 civil settlement with the federal government. No payments related to this settlement were required in the second quarter of 2007; and,

(3)	$31 million of additional cash flows related to enhanced management of our accounts payable.

Outlook for 2008 and 2009

Tenet’s outlook for 2008 is substantively unchanged. However, we are updating the range of our 2008 adjusted EBITDA outlook for continuing operations only for the reclassification of the earnings of USC University Hospital to discontinued operations. Accordingly, the underlying performance of the hospitals in continuing operations is expected to remain the same as was reflected in the prior expressed outlook for 2008 adjusted EBITDA of $775 million to $850 million. After reflecting the reclassification of USC, the revised 2008 outlook for adjusted EBITDA for continuing operations is $750 million to $825 million, and the range for net loss is $120 million to $20 million. There is a parallel change in the 2008 outlook for adjusted cash flow from operations from the prior range of $400 million to $500 million to the revised 2008 outlook range of $375 million to $475 million. Tenet is maintaining its 2009 objective of $1 billion in adjusted EBITDA and approximately breakeven adjusted free cash flow.

A reconciliation of outlook adjusted EBITDA to net loss for the year ending December 31, 2008 is provided in Table #3; and a reconciliation of outlook adjusted net cash provided by operating activities, and outlook adjusted free cash flow from continuing operations to outlook net cash provided by operating activities for the year ending December 31, 2008 is provided in Table #4 at the end of this document.

Management’s Webcast Discussion of Second Quarter Results

Tenet management will discuss second quarter 2008 results on a webcast scheduled to begin at 9:30 AM (ET) on August 5, 2008. This webcast may be accessed through Tenet website at www.tenethealth.com. A set of slides which may be referred to during management’s remarks will be posted to the Company’s website at approximately 7:30 AM (ET).

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses, which include ambulatory surgery centers and diagnostic imaging centers. Tenet is committed to providing high quality care to patients in the communities we serve. Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2007, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended June 30,
	2008	%	2007	%	Change
Net operating revenues	$2,184	100.0%	$2,054	100.0%	6.3%
Operating expenses:
Salaries, wages and benefits	(967)	(44.3%)	(913)	(44.4%)	5.9%
Supplies	(392)	(17.9%)	(359)	(17.5%)	9.2%
Provision for doubtful accounts	(154)	(7.1%)	(142)	(6.9%)	8.5%
Other operating expenses, net	(508)	(23.3%)	(484)	(23.6%)	5.0%
Depreciation	(85)	(3.9%)	(77)	(3.7%)	10.4%
Amortization	(10)	(0.4%)	(8)	(0.4%)	25.0%
Impairment of long-lived assets and goodwill, and restructuring charges	(2)	(0.1%)	(8)	(0.4%)
Litigation and investigation (costs) benefit	(3)	(0.1%)	1	—%

Operating income	63	2.9%	64	3.1%
Interest expense	(102)		(105)
Investment earnings	4		15
Minority interests	—		(1)

Loss from continuing operations, before income taxes	(35)		(27)
Income tax benefit	16		3

Loss from continuing operations, before discontinued operations	(19)		(24)
Discontinued operations:
Income (loss) from operations	6		(4)
Impairment of long-lived assets and goodwill, and restructuring charges	(7)		(3)
Net gain on sales of facilities	8		2
Income tax expense	(3)		(1)

Income (loss) from discontinued operations, net of tax	4		(6)

Net loss	$(15)		$(30)

Earnings (loss) per share Basic and diluted:
Continuing operations	$(0.04)		$(0.05)
Discontinued operations	0.01		(0.01)

	$(0.03)		$(0.06)

Weighted average shares and dilutive securities outstanding (in thousands):	476,308		473,212

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Six Months Ended June 30,
	2008	%	2007	%	Change
Net operating revenues	$4,419	100.0%	$4,155	100.0%	6.4%
Operating expenses:
Salaries, wages and benefits	(1,947)	(44.1%)	(1,853)	(44.6%)	5.1%
Supplies	(780)	(17.7%)	(726)	(17.5%)	7.4%
Provision for doubtful accounts	(302)	(6.8%)	(276)	(6.6%)	9.4%
Other operating expenses, net	(1,005)	(22.7%)	(959)	(23.1%)	4.8%
Depreciation	(168)	(3.8%)	(154)	(3.7%)	9.1%
Amortization	(19)	(0.4%)	(16)	(0.4%)	18.8%
Impairment of long-lived assets and goodwill, and restructuring charges	(3)	(0.1%)	(11)	(0.2%)
Litigation and investigation (costs) benefit	(50)	(1.1%)	2	—

Operating income	145	3.3%	162	3.9%
Interest expense	(206)		(210)
Investment earnings	9		26
Minority interests	(1)		(3)

Loss from continuing operations, before income taxes	(53)		(25)
Income tax benefit	14		94

Income (loss) from continuing operations, before discontinued operations	(39)		69
Discontinued operations:
Income (loss) from operations	6		(26)
Impairment of long-lived assets and goodwill, and restructuring charges	(17)		(12)
Net gain on sales of facilities	8		1
Income tax (expense) benefit	(4)		13

Loss from discontinued operations, net of tax	(7)		(24)

Net income (loss)	$(46)		$45

Earnings (loss) per share Basic and diluted:
Continuing operations	$(0.09)		$0.14
Discontinued operations	(0.01)		(0.05)

	$(0.10)		$0.09

Weighted average shares and dilutive securities outstanding (in thousands):	475,687		474,514

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

(Unaudited)

(Dollars in millions)	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$352	$572
Investments in marketable debt securities	8	20
Accounts receivable, less allowance for doubtful accounts	1,450	1,385
Inventories of supplies, at cost	170	183
Income tax receivable	29	7
Deferred income taxes	118	87
Assets held for sale	385	51
Other current assets	266	255

Total current assets	2,778	2,560
Investments and other assets	271	288
Property and equipment, at cost, less accumulated depreciation and amortization	4,274	4,645
Goodwill	610	607
Other intangible assets, at cost, less accumulated amortization	310	293

Total assets	$8,243	$8,393

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2	$1
Accounts payable	643	780
Accrued compensation and benefits	338	393
Professional and general liability reserves	150	161
Accrued interest payable	125	126
Accrued legal settlement costs	167	119
Other current liabilities	548	468

Total current liabilities	1,973	2,048
Long-term debt, net of current portion	4,775	4,771
Professional and general liability reserves	547	555
Accrued legal settlement costs	118	163
Other long-term liabilities and minority interests	654	683
Deferred income taxes	147	119

Total liabilities	8,214	8,339
Commitments and contingencies
Shareholders’ equity:
Common stock	26	26
Additional paid-in capital	4,431	4,412
Accumulated other comprehensive loss	(26)	(28)
Accumulated deficit	(2,923)	(2,877)
Less common stock in treasury, at cost	(1,479)	(1,479)

Total shareholders’ equity	29	54

Total liabilities and shareholders’ equity	$8,243	$8,393

TENET HEALTHCARE CORPORATION

CASH FLOW DATA

(Unaudited)

(Dollars in millions)	Six Months Ended June 30,
	2008	2007
Net income (loss)	$(46)	$45
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	187	170
Provision for doubtful accounts	302	276
Deferred income tax expense	16	1
Stock-based compensation expense	20	21
Impairment of long-lived assets and goodwill, and restructuring charges	3	11
Litigation and investigation costs (benefit)	50	(2)
Pre-tax loss from discontinued operations	3	37
Other items, net	(3)	(12)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(360)	(299)
Inventories and other current assets	15	5
Income taxes	(29)	60
Accounts payable, accrued expenses and other current liabilities	(89)	(200)
Other long-term liabilities	(25)	15
Payments against reserves for restructuring charges and litigation costs and settlements	(56)	(28)
Net cash provided by operating activities from discontinued operations, excluding income taxes	2	31

Net cash provided by (used in) operating activities	(10)	131
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(233)	(217)
Discontinued operations	(10)	(18)
Construction of new and replacement hospitals	(56)	(27)
Purchase of business	(3)	(36)
Proceeds from sales of facilities and other assets – discontinued operations	83	53
Proceeds from sales of marketable securities, long-term investments and other assets	14	442
Purchases of marketable securities	(8)	(434)
Other items, net	2	(4)

Net cash used in investing activities	(211)	(241)
Cash flows from financing activities:
Repayments of borrowings	(1)	—
Other items, net	2	1

Net cash provided by financing activities	1	1

Net decrease in cash and cash equivalents	(220)	(109)
Cash and cash equivalents at beginning of period	572	784

Cash and cash equivalents at end of period	$352	$675

Supplemental disclosures:
Interest paid, net of capitalized interest	$(195)	$(191)
Income tax (payments) refunds, net	$(3)	$168

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended June 30,				Six Months Ended June 30,
	2008	2007	Change		2008	2007	Change
Net inpatient revenues	$1,435	$1,375	4.4%		$2,949	$2,801	5.3%
Net outpatient revenues	$666	$611	9.0%		$1,309	$1,209	8.3%

Number of general hospitals (at end of period)	50	50	—	*	50	50	—	*
Licensed beds (at end of period)	13,713	13,736	(0.2)%		13,713	13,736	(0.2)%
Average licensed beds	13,715	13,746	(0.2)%		13,725	13,742	(0.1)%
Utilization of licensed beds	52.7%	51.9%	0.8%	*	54.7%	54.3%	0.4%	*
Patient days	657,451	649,207	1.3%		1,366,298	1,349,698	1.2%
Adjusted patient days	949,829	930,147	2.1%		1,947,225	1,908,454	2.0%
Net inpatient revenue per patient day	$2,183	$2,118	3.1%		$2,158	$2,075	4.0%
Admissions	133,448	130,928	1.9%		273,703	270,001	1.4%
Adjusted patient admissions	194,104	188,775	2.8%		392,589	384,030	2.2%
Net inpatient revenue per admission	$10,753	$10,502	2.4%		$10,774	$10,374	3.9%
Average length of stay (days)	4.9	5.0	(0.1)%	*	5.0	5.0	—	*
Surgeries	93,653	91,514	2.3%		183,925	183,299	0.3%
Net outpatient revenue per visit	$694	$635	9.3%		$678	$622	9.0%
Outpatient visits	959,839	962,420	(0.3)%		1,931,709	1,943,714	(0.6)%

Sources of net patient revenue
Medicare	24.8%	25.0%	(0.2)%	*	25.4%	26.2%	(0.8)%	*
Medicaid	8.2%	9.3%	(1.1)%	*	8.3%	8.2%	0.1%	*
Managed care governmental	13.2%	11.3%	1.9%	*	13.4%	12.0%	1.4%	*
Managed care commercial	42.2%	41.5%	0.7%	*	41.3%	41.4%	(0.1)%	*
Indemnity, self-pay and other	11.6%	12.9%	(1.3)%	*	11.6%	12.2%	(0.6)%	*

*	This change is the difference between the 2008 and 2007 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended June 30,				Six Months Ended June 30,
	2008	2007	Change		2008	2007	Change
Net inpatient revenues	$1,439	$1,375	4.7%		$2,955	$2,801	5.5%
Net outpatient revenues	$670	$611	9.7%		$1,316	$1,209	8.9%

Number of general hospitals (at end of period)	52	51	1	*	52	51	1	*
Licensed beds (at end of period)	13,864	13,777	0.6%		13,864	13,777	0.6%
Average licensed beds	13,829	13,760	0.5%		13,803	13,749	0.4%
Utilization of licensed beds	52.4%	51.8%	0.6%	*	54.5%	54.2%	0.3%	*
Patient days	659,534	649,207	1.6%		1,369,843	1,349,698	1.5%
Adjusted patient days	955,538	930,147	2.7%		1,957,182	1,908,454	2.6%
Net inpatient revenue per patient day	$2,182	$2,118	3.0%		$2,157	$2,075	4.0%
Admissions	133,983	130,928	2.3%		274,580	270,001	1.7%
Adjusted patient admissions	195,522	188,775	3.6%		395,000	384,030	2.9%
Net inpatient revenue per admission	$10,740	$10,502	2.3%		$10,762	$10,374	3.7%
Average length of stay (days)	4.9	5.0	(0.1)	*	5.0	5.0	—	*
Surgeries	93,970	91,514	2.7%		184,483	183,299	0.6%
Net outpatient revenue per visit	$689	$635	8.5%		$674	$622	8.4%
Outpatient visits	972,261	962,420	1.0%		1,953,945	1,943,714	0.5%

Sources of net patient revenue
Medicare	24.8%	25.0%	(0.2)%	*	25.4%	26.2%	(0.8)%	*
Medicaid	8.2%	9.3%	(1.1)%	*	8.3%	8.2%	0.1%	*
Managed care governmental	13.2%	11.3%	1.9%	*	13.3%	12.0%	1.3%	*
Managed care commercial	42.1%	41.5%	0.6%	*	41.3%	41.4%	(0.1)%	*
Indemnity, self-pay and other	11.7%	12.9%	(1.2)%	*	11.7%	12.2%	(0.5)%	*

*	This change is the difference between the 2008 and 2007 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Calendar Year 2008 by Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended		Six Months Ended 6/30/08
	3/31/08	6/30/08
Net operating revenues	$2,235	$2,184	$4,419
Operating expenses:
Salaries, wages and benefits	(980)	(967)	(1,947)
Supplies	(388)	(392)	(780)
Provision for doubtful accounts	(148)	(154)	(302)
Other operating expenses, net	(497)	(508)	(1,005)
Depreciation	(83)	(85)	(168)
Amortization	(9)	(10)	(19)
Impairment of long-lived assets and goodwill, and restructuring charges	(1)	(2)	(3)
Litigation and investigation (costs) benefit	(47)	(3)	(50)

Operating income	82	63	145
Interest expense	(104)	(102)	(206)
Investment earnings	5	4	9
Minority interests	(1)	—	(1)

Loss from continuing operations, before income taxes	(18)	(35)	(53)
Income tax (expense) benefit	(2)	16	14

Loss from continuing operations, before discontinued operations	(20)	(19)	(39)
Discontinued operations:
Income from operations	—	6	6
Impairment of long-lived assets and goodwill, and restructuring charges	(10)	(7)	(17)
Net gain on sales of facilities	—	8	8
Income tax expense	(1)	(3)	(4)

Income (loss) from discontinued operations, net of tax	(11)	4	(7)

Net loss	$(31)	$(15)	$(46)

Earnings (loss) per share Basic and diluted:
Continuing operations	$(0.04)	$(0.04)	$(0.09)
Discontinued operations	(0.02)	0.01	(0.01)

	$(0.06)	$(0.03)	$(0.10)

Weighted average shares and dilutive securities outstanding (in thousands):	475,066	476,308	475,687

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Calendar Year 2008 by Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended		Six Months Ended 6/30/08
	3/31/08	6/30/08
Net inpatient revenues	$1,514	$1,435	$2,949
Net outpatient revenues	$643	$666	$1,309

Number of general hospitals (at end of period)	50	50	50
Licensed beds (at end of period)	13,716	13,713	13,713
Average licensed beds	13,735	13,715	13,725
Utilization of licensed beds	56.7%	52.7%	54.7%
Patient days	708,847	657,451	1,366,298
Adjusted patient days	997,396	949,829	1,947,225
Net inpatient revenue per patient day	$2,136	$2,183	$2,158
Admissions	140,255	133,448	273,703
Adjusted patient admissions	198,485	194,104	392,589
Net inpatient revenue per admission	$10,795	$10,753	$10,774
Average length of stay (days)	5.1	4.9	5.0
Surgeries	90,272	93,653	183,925
Net outpatient revenue per visit	$662	$694	$678
Outpatient visits	971,870	959,839	1,931,709

Sources of net patient revenue
Medicare	26.0%	24.8%	25.4%
Medicaid	8.3%	8.2%	8.3%
Managed care governmental	13.5%	13.2%	13.4%
Managed care commercial	40.5%	42.2%	41.3%
Indemnity, self-pay and other	11.7%	11.6%	11.6%

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Calendar Year 2007 by Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended 12/31/07
	3/31/07	6/30/07	9/30/07	12/31/07
Net operating revenues	$2,101	$2,054	$2,093	$2,127	$8,375
Operating expenses:
Salaries, wages and benefits	(940)	(913)	(930)	(971)	(3,754)
Supplies	(367)	(359)	(356)	(375)	(1,457)
Provision for doubtful accounts	(134)	(142)	(158)	(133)	(567)
Other operating expenses, net	(475)	(484)	(483)	(492)	(1,934)
Depreciation	(77)	(77)	(78)	(80)	(312)
Amortization	(8)	(8)	(7)	(8)	(31)
Impairment of long-lived assets and goodwill, and restructuring charges	(3)	(8)	(13)	(35)	(59)
Hurricane insurance recoveries, net of costs	—	—	—	3	3
Litigation and investigation (costs) benefit	1	1	(3)	(12)	(13)

Operating income	98	64	65	24	251
Interest expense	(105)	(105)	(105)	(104)	(419)
Investment earnings	11	15	10	11	47
Minority interests	(2)	(1)	(1)	—	(4)

Income (loss) from continuing operations, before income taxes	2	(27)	(31)	(69)	(125)
Income tax (expense) benefit	91	3	(10)	(20)	64

Income (loss) from continuing operations, before discontinued operations	93	(24)	(41)	(89)	(61)
Discontinued operations:
Income (loss) from operations	(22)	(4)	(5)	28	(3)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(3)	(6)	(13)	(31)
Net gain (loss) on sales of facilities	(1)	2	(5)	(4)	(8)
Income tax (expense) benefit	14	(1)	(2)	3	14

Income (loss) from discontinued operations, net of tax	(18)	(6)	(18)	14	(28)

Net income (loss)	$75	$(30)	$(59)	$(75)	$(89)

Earnings (loss) per share
Basic and diluted:
Continuing operations	$0.20	$(0.05)	$(0.08)	$(0.19)	$(0.13)
Discontinued operations	(0.04)	(0.01)	(0.04)	0.03	(0.06)

	$0.16	$(0.06)	$(0.12)	$(0.16)	$(0.19)

Weighted average shares and dilutive securities outstanding (in thousands):	474,326	473,212	473,984	474,286	473,405

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Calendar Year 2007 by Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended 12/31/07
	3/31/07	6/30/07	9/30/07	12/31/07
Net inpatient revenues	$1,426	$1,375	$1,395	$1,427	$5,623
Net outpatient revenues	$598	$611	$617	$619	$2,445

Number of general hospitals (at end of period)	50	50	50	50	50
Licensed beds (at end of period)	13,743	13,736	13,743	13,773	13,773
Average licensed beds	13,736	13,746	13,743	13,773	13,750
Utilization of licensed beds	56.7%	51.9%	50.9%	51.8%	52.8%
Patient days	700,491	649,207	643,501	655,790	2,648,989
Adjusted patient days	978,307	930,147	922,970	934,607	3,766,031
Net inpatient revenue per patient day	$2,036	$2,118	$2,168	$2,176	$2,123
Admissions	139,073	130,928	130,909	134,088	534,998
Adjusted patient admissions	195,255	188,775	189,094	192,463	765,587
Net inpatient revenue per admission	$10,254	$10,502	$10,656	$10,642	$10,510
Average length of stay (days)	5.0	5.0	4.9	4.9	5.0
Surgeries	91,785	91,514	92,489	91,567	367,355
Net outpatient revenue per visit	$609	$635	$650	$652	$636
Outpatient visits	981,294	962,420	949,485	948,865	3,842,064

Sources of net patient revenue
Medicare	27.3%	25.0%	25.1%	25.4%	25.7%
Medicaid	7.1%	9.3%	9.3%	8.7%	8.6%
Managed care governmental	12.7%	11.3%	11.5%	12.9%	12.1%
Managed care commercial	41.3%	41.5%	41.8%	41.3%	41.5%
Indemnity, self-pay and other	11.6%	12.9%	12.3%	11.7%	12.1%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) before (1) cumulative effect of change in accounting principle, net of tax, (2) income (loss) from discontinued operations, net of tax, (3) income (loss) from leased hospitals whose leases will not be renewed, (4) income tax (expense) benefit, (5) net gains (losses) on sales of investments (6) minority interests, (7) investment earnings, (8) interest expense, (9) litigation and investigation (costs) benefit, (10) hurricane insurance recoveries, net of costs, (11) impairment of long-lived assets and goodwill and restructuring charges, (12) amortization, and (13) depreciation. The Company’s adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss). Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss), the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three and six months ended June 30, 2008 and 2007.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash flows provided by (used in) operating activities less capital expenditures in continuing operations; new and replacement hospital construction expenditures; income tax refunds (payments), net; net cash provided by operating activities from discontinued operations; adjusted free cash flow from leased hospitals whose leases will not be renewed; and payments against reserves for restructuring charges and litigation costs and settlements. The Company believes the use of Adjusted Free Cash Flow is meaningful, as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations going forward. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the three and six months ended June 30, 2008 and 2007.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2008	2007	2008	2007
Net income (loss)	$(15)	$(30)	$(46)	$45
Less: Income (loss) from discontinued operations, net of tax	4	(6)	(7)	(24)

Income (loss) from continuing operations	(19)	(24)	(39)	69
Income tax benefit	16	3	14	94
Minority interests	—	(1)	(1)	(3)
Investment earnings	4	15	9	26
Interest expense	(102)	(105)	(206)	(210)

Operating income	63	64	145	162
Litigation and investigation (costs) benefit	(3)	1	(50)	2
Impairment of long-lived assets and goodwill and restructuring charges	(2)	(8)	(3)	(11)
Amortization	(10)	(8)	(19)	(16)
Depreciation	(85)	(77)	(168)	(154)

Adjusted EBITDA – continuing operations	163	156	385	341
Less: Income from hospitals whose leases will not be renewed	—	—	6	4

Adjusted EBITDA	$163	$156	$379	$337

Net operating revenues	$2,184	$2,054	$4,419	$4,155
Less: Net operating revenues from hospitals whose leases will not be renewed	51	52	109	105

Adjusted net operating revenues	$2,133	$2,002	$4,310	$4,050

Adjusted EBITDA as % of adjusted net operating revenues (Adjusted EBITDA margin)	7.6%	7.8%	8.8%	8.3%

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Adjusted Free Cash Flow

(Unaudited)

(Dollars in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net cash provided by (used in) operating activities	$123	$285	$(10)	$131
Less:
Income tax (payments) refunds, net	(4)	169	(3)	168
Payments against reserves for restructuring charges and litigation costs and settlements	(28)	(20)	(56)	(28)
Net cash provided by operating activities from discontinued operations	11	5	2	31

Adjusted net cash provided by (used in) operating activities – continuing operations	144	131	47	(40)
Purchases of property and equipment – continuing operations	(75)	(122)	(233)	(217)
Construction of new and replacement hospitals	(27)	(16)	(56)	(27)

Adjusted free cash flow – continuing operations	42	(7)	(242)	(284)
Less free cash flow from hospitals whose leases will not be renewed	3	(1)	3	—

Adjusted free cash flow	$39	$(6)	$(245)	$(284)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Loss for Year Ending December 31, 2008

(Unaudited)

(Dollars in millions)	Low	High
Net loss	$(120)	$(20)
Less: Loss from discontinued operations, net of tax	(25)	—

Loss from continuing operations	(95)	(20)
Income tax benefit	5	5

Income (loss) from continuing operations, before income taxes	(100)	(25)
Interest expense, net	(400)	(400)

Operating income	300	375
Litigation and investigation costs	(50)	(50)
Depreciation and amortization	(400)	(400)

Adjusted EBITDA	$750	$825

Table #4 - Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2008

(Unaudited)

(Dollars in millions)	Low	High
Net cash provided by operating activities	$175	$300
Less:
Income tax payments, net	(45)	(45)
Payments against reserves for restructuring charges and litigation costs and settlements	(100)	(100)
Net cash used in operating activities from discontinued operations	(55)	(30)

Adjusted net cash provided by operating activities – continuing operations	375	475
Purchases of property and equipment – continuing operations	(508)	(558)
Construction of new and replacement hospitals	(82)	(82)

Adjusted free cash flow – continuing operations	$(215)	$(165)